EXHIBIT 99.1

NEWELL RUBBERMAID INC. SAFE HARBOR STATEMENT

The Company has made statements in its Annual Report on Form 10-K for the year ended December 31, 2009, as well as in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and the documents incorporated by reference therein that constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. The statements relate to, and other forward-looking statements that may be made by the Company may relate to, but are not limited to, information or assumptions about the effects of Project Acceleration, the European Transformation Plan, the Capital Structure Optimization Plan, sales (including pricing), income/ (loss), earnings per share, return on equity, return on invested capital, capital and other expenditures, working capital, cash flow, dividends, capital structure, debt to capitalization ratios, availability of financing, interest rates, restructuring, impairment and other charges, potential losses on divestitures, impact of changes in accounting standards, pending legal proceedings and claims (including environmental matters), future economic performance, operating income or gross margin improvements or declines, costs and cost savings (including raw material and sourced product inflation, productivity and streamlining), synergies, and management’s plans, goals and objectives for future operations, performance and growth. These statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. Forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that are discussed below, as well as the matters that are set forth generally in the 2009 Form 10-K and the second quarter 2010 Form 10-Q and the documents incorporated by reference therein could cause actual results to differ. Some of these factors are described as criteria for success. The Company’s failure to achieve, or limited success in achieving, these objectives could result in actual results differing materially from those expressed or implied in the forward-looking statements. In addition, there can be no assurance that the Company has correctly identified and assessed all of the factors affecting the Company or that the publicly available and other information the Company receives with respect to these factors is complete or correct.

The Company is subject to risks related to its dependence on the strength of retail, commercial and industrial sectors of the economy in various parts of the world.

The Company’s business depends on the strength of the retail, commercial and industrial sectors of the economy in various parts of the world, primarily in North America, and to a lesser extent Europe, Central and South America, and Asia. These sectors of the economy are affected primarily by factors such as consumer demand and the condition of the retail industry, which, in turn, are affected by general economic conditions. With continuing challenging economic conditions in the U.S. and elsewhere, there has been considerable pressure on consumer demand, and the resulting impact on consumer spending has had and may continue to have a material adverse effect on demand for the Company’s products as well as its financial condition and results of operations. Consumer demand and the condition of these sectors of the economy may also be impacted by other external factors such as war, terrorism, geopolitical uncertainties, public health issues, natural disasters and other business interruptions. The impact of these external factors is difficult to predict, and one or more of the factors could adversely impact the Company’s business.

In recent years, the retail industry in the U.S. and, increasingly, elsewhere has been characterized by intense competition among retailers. Because such competition, particularly in weak retail economies, can cause retailers to struggle or fail, the Company must continuously monitor, and adapt to changes in, the profitability, creditworthiness and pricing policies of its customers. A failure by one of the Company’s large retail customers would adversely impact the Company’s sales and operating cash flows.

The Company is subject to intense competition in a marketplace dominated by large retailers.

The Company competes with numerous other manufacturers and distributors of consumer and commercial products, many of which are large and well-established. The Company’s principal customers are large mass merchandisers, such as discount stores, home centers, warehouse clubs and office superstores, and commercial distributors. The rapid growth of these large mass merchandisers, together with changes in consumer shopping patterns, have contributed to the formation of dominant multi-category retailers that have strong negotiating power with suppliers. Current trends among retailers include fostering high levels of competition among suppliers, demanding innovative new products and requiring suppliers to maintain or reduce product prices, and delivering products with shorter lead times. Other trends are for retailers to import products directly from foreign sources and to source and sell products, under their own private label brands, that compete with the Company’s products.

The combination of these market influences has created an intensely competitive environment in which the Company’s principal customers continuously evaluate which product suppliers to use, resulting in downward pricing pressures and the need for big, consumer-meaningful brands, the ongoing introduction and commercialization of innovative new products, continuing improvements in customer service, and the maintenance of strong relationships with large, high-volume purchasers. The Company also faces the risk of changes in the strategy or structure of its major retailer customers, such as overall store and inventory reductions and retailer consolidation. However, the intense competition in the retail sector combined with the overall economic environment may result in a number of retailers experiencing financial difficulty or failing in the future. As a result of these factors, the Company may experience a loss of sales, reduced profitability and a limited ability to recover cost increases through price increases.

If the Company is unable to commercialize a continuing stream of new products that create demand, the Company’s ability to compete in the marketplace may be adversely impacted.

The Company’s long-term success in the competitive retail environment and the industrial and commercial markets depends on its ability to develop and commercialize a continuing stream of innovative new products that create demand. The Company also faces the risk that its competitors will introduce innovative new products that compete with the Company’s products. The Company’s strategy includes investment in new product development and a focus on innovation. There are, nevertheless, numerous uncertainties inherent in successfully developing and commercializing innovative new products on a continuing basis, and new product launches may not deliver expected growth in sales or operating income.

If the Company does not continue to develop and maintain consumer-meaningful brands, its operating results may suffer.

The Company’s ability to compete successfully also depends increasingly on its ability to develop and maintain consumer-meaningful brands so that the Company’s retailer and other customers will need the Company’s products to meet consumer demand. Consumer-meaningful brands allow the Company to realize economies of scale in its operations. The development and maintenance of such brands requires significant investment in brand-building and marketing initiatives. While the Company plans to increase its expenditures for advertising and other brand-building and marketing initiatives over the long term, the increased investment may not deliver the anticipated results.

Price increases in raw materials and sourced products could harm the Company’s financial results.

The Company purchases raw materials, including resin, principally polyethylene and polypropylene, corrugate, steel, gold, zinc, brass and aluminum, which are subject to price volatility and inflationary pressures. The Company attempts to reduce its exposure to increases in those costs through a variety of programs, including periodic purchases, future delivery purchases, long-term contracts and sales price adjustments. Where practical, the Company uses derivatives as part of its risk management process. Also, as part of its strategy to achieve best total cost, the Company increasingly relies on third-party manufacturers as a source for its products. These manufacturers are also subject to price volatility and inflationary pressures, which may, in turn, result in an increase in the amount the Company pays for sourced products. Raw material and sourced product price increases may more than offset the Company’s productivity gains and could materially impact the Company’s financial results.

The Company’s plans to continue to improve productivity and streamline operations may not be successful, which would adversely affect its ability to compete.

The Company’s success depends on its ability to continuously improve its manufacturing operations to gain efficiencies, reduce supply chain costs and streamline non-strategic selling, general and administrative expenses in order to produce products at a best-cost position and allow the Company to invest in innovation and brand building. Project Acceleration includes the anticipated closures of certain manufacturing and distribution facilities. In addition, the Company continuously explores ways and initiates projects, such as the European Transformation Plan, to best leverage its functional capabilities such as Human Resources, Information Technology, Customer Service, Supply Chain Management and Finance in order to improve efficiency and reduce costs. The Company runs the risk that Project Acceleration, the European Transformation Plan and other corporate initiatives aimed at streamlining operations and processes, cost reduction, and improving overall financial results may not be completed substantially as planned, may be more costly to implement than expected, or may not have the positive effects anticipated. It is also possible that other major productivity and streamlining programs may be required after such projects are completed. In addition, disruptions in the Company’s ability to supply products on a timely basis, which may be incidental to any problems in the execution of Project Acceleration or other programs, could adversely affect the Company’s future results.

If the Company is unable to make strategic acquisitions and to integrate its acquired businesses, the Company’s future growth could be adversely impacted.

Although the Company has, in recent years, increasingly emphasized internal growth rather than growth by acquisition, the Company’s ability to continue to make strategic acquisitions and to integrate the acquired businesses successfully, including obtaining anticipated cost savings and operating income improvements within a reasonable period of time, remain important factors in the Company’s future growth. Furthermore, the Company’s ability to finance major acquisitions may be adversely affected by the Company’s financial position and uncertainty in global credit markets. In addition, significant additional borrowings would increase the Company’s borrowing costs and could adversely affect its credit rating and could constrain the Company’s future access to capital.

Circumstances associated with the Company’s potential divestitures and product line exits and rationalizations could adversely affect the Company’s results of operations and financial condition.

The Company continues to evaluate the performance and strategic fit of its businesses and products and may decide to sell or discontinue a business or product line based on such an evaluation. A decision to divest or discontinue a business or product line may result in asset impairments, including those related to goodwill and other intangible assets, and losses upon disposition, both of which could have an adverse effect on the Company’s results of operations and financial condition. In addition, the Company may encounter difficulty in finding buyers (or prospective buyers may have difficulty obtaining financing) or executing alternative exit strategies at acceptable prices and terms and in a timely manner. Divestitures and business discontinuations could involve additional risks, including the following:

•	difficulties in the separation of operations, services, products and personnel;

•	the diversion of management’s attention from other business concerns;

•	the assumption of certain current or future liabilities in order to induce a buyer to complete a divestiture;

•	the disruption of the Company’s business; and

•	the potential loss of key employees.

The Company may not be successful in managing these or any other significant risks that it may encounter in divesting or discontinuing a business or product line.

The Company is subject to risks related to its international operations and sourcing model.

International operations, especially in Europe, but also in Asia, Central and South America and Canada, are important to the Company’s business. The Company is expanding from a U.S.-centric business model to one that includes international growth as an increasing focus. In addition, as the Company increasingly sources products in low-cost countries, particularly in Asia, it is exposed to additional risks and uncertainties. Foreign operations can be affected by factors such as currency devaluation; other currency fluctuations; tariffs; nationalization; exchange controls; interest rates; limitations on foreign investment in local business; and other political, economic and regulatory risks and difficulties. The Company also faces risks due to the transportation and logistical complexities inherent in increased reliance on foreign sourcing.

Venezuela was designated as a highly inflationary economy effective January 1, 2010, and accordingly, gains and losses resulting from the translation of the net assets (excluding non-monetary assets) of subsidiaries operating in Venezuela into U.S. Dollars are recorded in earnings. See Footnote 1 of the Notes to Condensed Consolidated Financial Statements for further information.

The inability to obtain raw materials and finished goods in a timely manner from suppliers would adversely affect the Company’s ability to manufacture and market its products.

The Company purchases raw materials to be used in manufacturing its products. In addition, the Company is placing increasing reliance on third-party manufacturers as a source for finished goods. The Company typically does not enter into long-term contracts with its suppliers or sourcing partners. Instead, most raw materials and sourced goods are obtained on a “purchase order” basis. In addition, in some instances the Company maintains single-source or limited-source sourcing relationships, either because multiple sources are not available or the relationship is advantageous due to performance, quality, support, delivery, capacity or price considerations. Financial, operating or other difficulties encountered by the Company’s suppliers and/or sourcing partners or changes in the Company’s relationships with them could result in manufacturing or sourcing interruptions, delays and inefficiencies, and prevent the Company from manufacturing or obtaining the finished goods necessary to meet customer demand.

Complications in connection with the Company’s current information system initiative may adversely impact its results of operations, financial condition and cash flows.

The Company is in the process of replacing various business information systems worldwide with an enterprise resource planning system from SAP. To date, the North American operations of 12 of the Company’s 13 GBUs have successfully gone live with their SAP implementation efforts. These go-lives are the first major milestones in a multi-year implementation that will occur in several phases, primarily based on geographic region and segment. This activity involves the migration of multiple legacy systems and users to a common SAP information platform. Throughout this process, the Company is changing the way it conducts business and employees’ roles in processing and utilizing information. In addition, this conversion will impact certain interfaces with the Company’s customers and suppliers, resulting in changes to the manner in which the Company takes orders, procures materials, schedules production, remits billings, makes payments and performs other business functions. Based upon the complexity of this initiative, there is risk that the Company will be unable to complete the implementation in accordance with its timeline and will incur additional costs. The implementation could result in operating inefficiencies, and the implementation could impact the Company’s ability to perform necessary business transactions. All of these risks could adversely impact the Company’s results of operations, financial condition and cash flows.

Impairment charges could have a material adverse effect on the Company’s financial results.

Future events may occur that would adversely affect the reported value of the Company’s assets and require impairment charges. Such events may include, but are not limited to, strategic decisions made in response to changes in economic and competitive conditions, the impact of the economic environment on the Company’s sales and customer base, the unfavorable resolution of litigation, including patent infringement litigation involving Endicia, a material adverse change in the Company’s relationship with significant customers or business partners, or a sustained decline in the Company’s stock price. The Company continues to evaluate the impact of economic and other developments on the Company and its business units to assess whether impairment indicators are present. Accordingly, the Company may be required to perform impairment tests based on changes in the economic environment and other factors, and these tests could result in impairment charges in the future.

The Company’s businesses are subject to regulation in the U.S. and abroad.

Changes in laws, regulations and related interpretations may alter the environment in which the Company does business. This includes changes in environmental, competitive and product-related laws, as well as changes in accounting standards, taxation and other regulations. Accordingly, the Company’s ability to manage regulatory, tax and legal matters (including environmental, human resource, product liability, patent, and intellectual property matters), and to resolve pending legal matters without significant liability could require the Company to take significant reserves in excess of amounts accrued to date or pay significant fines during a reporting period, which could materially impact the Company’s results. In addition, new regulations may be enacted in the U.S. or abroad that may require the Company to incur additional personnel-related, environmental, or other costs on an ongoing basis or incur fines or penalties for noncompliance, any of which could adversely affect the Company’s results of operations. Lastly, as a U.S.-based multi-national company, the Company is also subject to tax regulations in the U.S. and multiple foreign jurisdictions, some of which are interdependent. For example, certain income that is earned and taxed in countries outside the U.S. is not taxed in the U.S., provided those earnings are indefinitely reinvested outside the U.S. If these or other tax regulations should change, the Company’s financial results could be impacted.

The resolution of the Company’s tax contingencies may result in additional tax liabilities, which could adversely impact the Company’s cash flows and results of operations.

The Company is subject to income tax in the U.S. and numerous jurisdictions outside the U.S. Significant estimation and judgment is required in determining the Company’s worldwide provision for income taxes. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities. Although the Company believes its tax estimates are reasonable, the final outcome of tax audits and related litigation could be materially different than that reflected in its historical income tax provisions and accruals. There can be no assurance that the resolution of any audits or litigation will not have an adverse effect on future operating results.

Conversion of the Company’s convertible senior notes due 2014 may dilute the ownership interests of stockholders at the time of conversion, and the Company’s stock price may be impacted by note hedge and warrant transactions it entered into in connection with the issuance of the convertible notes.

Upon conversion of some or all of the Company’s convertible senior notes due 2014 (the “Convertible Notes”), the ownership interests of stockholders may be diluted. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of the Company’s common stock. In addition, the Company entered into note hedge transactions with various financial institutions, at the time of issuance of the Convertible Notes, with the objective of reducing the potential dilutive effect of issuing common stock upon conversion of the notes. The Company also entered into separate warrant transactions with the same financial institutions. The warrant transactions could separately have a dilutive effect to the extent that the market value per share of common stock exceeds the strike price of the warrants.

In connection with establishing an initial hedge for the note hedge and warrant transactions, these financial institutions or their affiliates entered into various derivative transactions with respect to the Company’s common stock. These entities or their affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the Convertible Notes by entering into or unwinding various derivative transactions with respect to the Company’s common stock and/or purchasing and selling shares of the Company’s common stock. In particular, these entities or their affiliates are likely to modify their hedge positions in connection with the partial unwind of the note hedge and warrant transactions that the Company expects would follow its recently announced intent, subject to market conditions, to offer to exchange common stock and cash for any and all of its Convertible Notes (the “Proposed Exchange Offer”). Any of these transactions and activities could adversely affect the value of the Company’s common stock.

The ownership interests of stockholders may be diluted by the Proposed Exchange Offer despite the reduction in outstanding shares that will result from the Company’s recently announced accelerated stock buyback.

Although the Company entered into the accelerated stock buyback in order to reduce the future dilution that would occur upon successful completion of the Proposed Exchange Offer, the accelerated stock buyback is not conditioned on the occurrence or success of the Proposed Exchange Offer, which may not even occur.

In the Proposed Exchange Offer the Company would offer to exchange properly tendered outstanding Convertible Notes for shares of the Company’s common stock and an amount of cash to be determined by the Company. Although the response to the Proposed Exchange Offer, if commenced, cannot be predicted, the number of shares of common stock to be issued in the Proposed Exchange Offer could be substantial and could exceed the number of shares that the Company expects to acquire in the accelerated stock buyback.

In any event, the number of shares of the Company’s common stock to be issued in the Proposed Exchange Offer, if commenced, would exceed the number of shares that would be issued on conversion of the Convertible Notes. Holders of the outstanding notes who tender Convertible Notes in the Proposed Exchange Offer would primarily receive shares of common stock. In contrast, holders would receive, upon conversion of the Convertible Notes, cash in the aggregate principal amount of the notes ($1,000 per note) and either cash, shares of common stock or a combination, at the Company’s election, in respect of the remainder of the Company’s conversion obligation. Any sales in the public market of the common stock issued in the Proposed Exchange Offer could adversely affect prevailing market prices of the Company’s common stock.

Actions by the Company’s counterparty to the accelerated stock buyback may affect the market for the Company’s common stock.

In connection with the Company’s accelerated stock buyback, the Company expects that its counterparty will purchase shares (or otherwise acquire long positions in shares ) of Company common stock in the open market until it has acquired (or otherwise has long positions in) the number of shares the Company has agreed to purchase under the accelerated stock buyback contract. We expect that these acquisitions (and other transactions) will include covering purchases to close out stock borrow positions taken on by the counterparty to make its initial deliveries of shares to the Company. In addition, we expect that the counterparty may be purchasing or selling, or both purchasing and selling (and possibly taking on other long and/or short positions in Company common stock), in other hedging transactions related to the accelerated stock buyback. All of these market transactions in the Company’s shares (or in derivative or other transactions related to Company shares) would be for the counterparty’s own account. Although the magnitude and effect of such activities on the market price of the Company’s common stock cannot be determined at this time, such activities may increase, or prevent a decrease in, the market price of the common stock.

If the Company does not complete the tender offer for its 2019 notes or the Proposed Exchange Offer, or if the amount of 2019 notes and Convertible Notes that the Company purchases is significantly less than anticipated, the Company may significantly increase its leverage.

As announced on August 2, 2010, the Company (i) has agreed to sell an aggregate of $550.0 million of new notes pursuant to an underwritten public offering, (ii) is making a tender offer for its 10.60% notes due 2019 (the “Tender Offer”), (iii) has agreed to pay for $500.0 million of its common stock pursuant to an accelerated stock buyback, and (iv) announced its intention, subject to market conditions, to make the Proposed Exchange Offer for outstanding Convertible Notes. The success of the Company’s plan to complete all these transactions without significantly increasing its leverage depends, however, on completion of the Tender Offer, the accelerated stock buyback and the Proposed Exchange Offer, as well as the holders’ response to the Tender Offer and the Proposed Exchange Offer.

By issuing the new notes and entering into the accelerated stock buyback, the Company is incurring substantial additional debt in anticipation of a reduction of debt pursuant to the Tender Offer and the Proposed Exchange Offer. As a result of this sequence of events, the Company’s leverage will increase until and unless the notes due 2019 and Convertible Notes are tendered and it purchases and retires sufficient notes due 2019 and Convertible Notes pursuant to the Tender Offer and the Proposed Exchange Offer, respectively, and issues additional equity in the Proposed Exchange Offer. The planned reduction in debt will depend on the success of the Tender Offer, which is on-going at the date of this Report, and the Proposed Exchange Offer, which the Company does not intend to commence until after the offering of the new notes has closed and which, like the Tender Offer, may not reduce the Company’s outstanding debt as much as the Company anticipates.

If the Company does not reduce its leverage as anticipated, it may need to obtain additional debt or equity financing, which may not be available on favorable terms. A failure to reduce the Company’s leverage also could result in adverse ratings changes from the credit rating agencies.

Product liability claims or regulatory actions could adversely affect the Company’s financial results or harm its reputation or the value of its end-user brands.

Claims for losses or injuries purportedly caused by some of the Company’s products arise in the ordinary course of the Company’s business. In addition to the risk of substantial monetary judgments, product liability claims or regulatory actions could result in negative publicity that could harm the Company’s reputation in the marketplace, adversely impact the value of its end-user brands, or result in an increase in the cost of producing the Company’s products. The Company could also be required to recall possibly defective products, which could result in adverse publicity and significant expenses. Although the Company maintains product liability insurance coverage, potential product liability claims are subject to a self-insured retention or could be excluded under the terms of the policy.

If the Company is unable to access the capital markets to refinance its maturing short-term debt, its borrowing costs could increase.

As of June 30, 2010, the Company had $394.0 million of debt that it could be required to refinance or repay within the next 12 months. It is possible that the Company may seek to address its short-term obligations through the capital markets or other arrangements. However, access to the capital markets cannot be assured, particularly given uncertainties in the global credit markets, and although the Company believes that alternative arrangements will be available to refinance these obligations, such arrangements could result in an increase in the Company’s borrowing costs.

A reduction in the Company’s credit ratings could materially and adversely affect its business, financial condition and results of operations.

The Company’s current senior debt credit ratings from Moody’s Investors Service, Standard & Poor’s and Fitch Ratings are Baa3, BBB- and BBB, respectively. Its current short-term debt credit ratings from Moody’s Investors Service, Standard & Poor’s and Fitch Ratings are P-3, A-3 and F-2, respectively. Standard & Poor’s and Moody’s have a stable outlook and Fitch maintains a negative outlook on its ratings. The Company cannot be sure that any of its current ratings will remain in effect for any given period of time or that a rating will not be lowered by a rating agency if, in its judgment, circumstances in the future so warrant. A downgrade by Moody’s or Standard & Poor’s, which would reduce the Company’s senior debt below investment grade, would increase the Company’s borrowing costs, which would adversely affect the Company’s financial results. The Company would likely be required to pay a higher interest rate in future financings, and its potential pool of investors and funding sources could decrease. If the Company’s short-term ratings were to be lowered, it would further limit, or eliminate entirely, the Company’s access to the commercial paper market. The ratings from credit agencies are not recommendations to buy, sell or hold the Company’s securities, and each rating should be evaluated independently of any other rating.

The level of returns on pension and postretirement plan assets and the actuarial assumptions used for valuation purposes could affect the Company’s earnings and cash flows in future periods. Changes in government regulations could also affect the Company’s pension and postretirement plan expenses and funding requirements.

The funding obligations for the Company’s pension plans are impacted by the performance of the financial markets, particularly the equity markets, and interest rates. Funding obligations are determined under government regulations and are measured each year based on the value of assets and liabilities on a specific date. If the financial markets do not provide the long-term returns that are expected under the governmental funding calculations, the Company could be required to make larger contributions. The equity markets can be, and recently have been, very volatile, and therefore the Company’s estimate of future contribution requirements can change dramatically in relatively short periods of time. Similarly, changes in interest rates and legislation enacted by governmental authorities can impact the timing and amounts of contribution requirements. An adverse change in the funded status of the plans could significantly increase the Company’s required contributions in the future and adversely impact its liquidity.

Assumptions used in determining projected benefit obligations and the fair value of plan assets for the Company’s pension and other postretirement benefit plans are determined by the Company in consultation with outside actuaries. In the event that the Company determines that changes are warranted in the assumptions used, such as the discount rate, expected long-term rate of return on assets, or expected health care costs, the Company’s future pension and postretirement benefit expenses could increase or decrease. Due to changing market conditions or changes in the participant population, the assumptions that the Company uses may differ from actual results, which could have a significant impact on the Company’s pension and postretirement liabilities and related costs and funding requirements.